MEMORANDUM OF AGREEMENT BETWEEN AND AMONG
MADACY ENTERTAINMENT LP (a Quebec limited partnership),
EZ-TRACKS, LP (a Quebec limited partnership) and
TRAFFIX, INC. (a Delaware corporation)
Dated March 13, 2007

WHEREAS EZ-Tracks, LP (“EZ LP”) is a licensee of recorded music (“Masters”) pursuant to the terms of a Marketing and Services Agreement dated January 22, 2005 (“M&S Agreement”) by and between EZ LP, Madacy Entertainment LP, a limited partnership organized under the laws of the Province of Québec (“Madacy”) as successor of Madacy Entertainment Group, Limited (“Madacy”) and Traffix Music, Inc., a copy of which is annexed hereto;

WHEREAS the M&S Agreement grants unto EZ a non-exclusive (subject to certain restrictions) license to use the Masters (as defined in the M&S Agreement) for certain internet-based direct marketing entertainment purposes;

WHEREAS Madacy has licensed the San Juan Songs (as defined in the M&S Agreement) from SJMG (as defined in the M&S Agreement) and the License includes a sublicense of the San Juan Songs.

WHEREAS The M&S Agreement provides that Madacy shall not enter, directly or indirectly whether through an Affiliate or otherwise, into another relationship or business enterprise which is identical or materially similar to , and directly competitive with, the relationship set out therein and the Business (as such term is defined in the M&S Agreement); for greater certainty, the M&S Agreement provides that Madacy will not make its Masters available to any third party in any transaction or relationship for zero or nominal cash consideration (the foregoing restrictions described in this Whereas Clause are referred to as the “Madacy Non-Competitive Relationship Restrictions”).

WHEREAS the M&S Agreement was modified to extend the License to include certain non-exclusive reciprocal mobile rights and service obligations pursuant to a document entitled “Marketing Agreement Modifications” (the “Modification”) dated October 6, 2006, a copy of which is annexed hereto.;

WHEREAS pursuant to the terms of the M&S Agreement, the License is subject to automatic renewals until December 31, 2013 (subject to certain financial conditions) and is subject to a further automatic five (5) year extension at any time up to an including December 31, 2013 in the event of a sales transaction involving EZ or Traffix, Inc. (“Traffix”);

WHEREAS Madacy and CIK Investments Inc. (formerly Madacy sp Inc.) (“CIK Investments”) are parties to a Content Support Agreement (the “Support Agreement”) dated January 12, 2005 pursuant to which CIK Investments is obligated to pay to Madacy ten percent (10%) of all distributions of profits received by CIK Investments from its 49.5% partnership interest in EZ LP (the “CIK Interest”) and ten percent (10%) of all proceeds of any sale of the CIK Interest;

WHEREAS concurrently with the execution and delivery of this Agreement Traffix has purchased from CIK Holdings Inc. (“CIK”), the successor to CIK Investments, the CIK Interest (the “CIK Transaction”) pursuant to an agreement between CIK and Traffix (the “CIK Interest Purchase Agreement”) and wishes the term of the License to be modified to provide for a single term of ten (10) years from January 1, 2007 to December 31, 2016 (rather than the successive renewals set out above), subject to certain renewal rights as set forth herein;

WHEREAS Madacy shall be entitled to receive ten percent (10%) of the proceeds received by CIK from the CIK Transaction and considers such amount to be equal to the present value of the amount which it would otherwise be entitled to receive on an annual basis upon the automatic renewal of the License pursuant to the terms of the M&S Agreement should such agreement continue to be automatically renewed for its renewal terms;

WHEREAS Madacy is desirous of modifying the terms of the License and the M&S Agreement in consideration of CIK’s agreement to pay Madacy or insure that Madacy is paid ten percent (10%) of the proceeds of the CIK Transaction and a continuation, for the same ten (10) year term (subject to the renewals provided for herein), of the obligations of Traffix which permit Madacy to use certain services, websites and software of Traffix in providing premiums and brick-and-mortar download and mobile services to its customers; the whole as more fully set out in the M&S Agreement and the Modification (the M&S Agreement as modified by the Modification is referred to as the M&S Agreement”);

WHEREAS Madacy has obtained a modification of its internet license of the San Juan Songs from SJMC so as to permit it to include such songs in the License for a concurrent term of ten (10) years with five (5) one-year renewal options;

WHEREAS Madacy acknowledges that by virtue of the CIK Transaction, the License shall be a direct license to Traffix in addition to EZ LP.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	Preamble: The preamble shall be deemed to form part of this Agreement.

2.
Term: Article 5 of the M&S Agreement, other than Sections 5.02 and 5.04 (a) which shall remain in full force and effect, is hereby deleted and the term of the M&S Agreement is hereby agreed to be a single fixed 10-year term commencing on January 1, 2007 and terminating on December 31, 2016 (“the “Fixed 10-Year Term”), subject to the renewal options set forth in Section 3 below. The M&S Agreement is hereby amended to provide a direct grant of the License to Traffix in addition to EZ LP, and to further provide that Traffix may use the License through any of its subsidiaries subject to all of the other terms and conditions of the M&S Agreement as amended hereby and Traffix agrees to be responsible for each subsidiary’s performance in accordance with the terms and conditions of the M&S Agreement. Traffix shall have no obligation to exploit the License through EZ LP.

3.
Renewal Options: At the end of the ten (10) year term, Traffix will be entitled, at its option, but subject to Section 6 hereof, to extend the License and the M&S Agreement for five (5) additional one-year terms in consideration of an annual royalty of $500,000 per year (payable in 2 installments on January 1st and July 1st of each year). If Traffix wishes to extend the License without the benefit of the Madacy Non-Competitive Relationship Restrictions, the annual royalty will be $350,000 per year (in lieu of $500,000 per year). Notwithstanding the foregoing, in the event that there shall be, at any time, a Traffix Bankruptcy Event, the foregoing extension options shall be cancelled.

4.	Definitions: For the purposes of this Agreement, the following definitions shall apply (in addition to those definitions set out in the M&S Agreement and the Modification):

a.
“Prohibited Business Activities” shall mean those uses of the Masters which are expressly prohibited under the M&S Agreement. Notwithstanding and without limiting the generality of the foregoing, the License shall not apply to, and the Masters shall not be used for, any of the following activities:

i.	sublicensing to a third party or the downloading by an end-user of any of the Masters from any website not owned by Traffix; and
ii.
any use which is directly competitive with the brick-and-mortar business of Madacy including, but not limited to, the use in, or associated with, any product which is sold in brick-and-mortar retail stores (e.g. a prepaid download or ringtone card).

For greater certainty, the marketing of a premium program on the website of a third party which links to a Traffix website for the redemption/downloading of a Master shall not be considered to be an activity prohibited by clause (i) above provided the Master remains on the servers of Traffix.

b.
“EZ-Tracks Business” means the internet-based direct marketing business now or hereafter carried on by EZ LP and Traffix under the trade name “EZ-Tracks” (or such other trade names as Traffix may use from time to time) and comprising the Permitted Business Activities.

c.	“Grey Business Activities” are all activities using the Masters permitted under the terms of the License which are not Permitted Business Activities or Prohibited Business Activities.

d.	“License” means the license of Madacy Songs and Masters from Madacy during the Term hereof pursuant to the terms of the M&S Agreement, as amended by the present Agreement.
e.	“Prohibited Transferee” means Apple Corp., ITunes, any corporation controlled or affiliated with Apple Corp. or ITunes or any successor thereto;
f.
“Restricted Transferee” means Napster, Liquid Audio/Wal-Mart.com, Best Buy, AOL, RealNetworks/Rhapsody, Musicnet and includes any successor to any Restricted Transferee pursuant to a purchase of their business or change of business name or otherwise.

g.
“Traffix Bankruptcy Event” means, Traffix shall (i) apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver for itself or for a substantial part of its property; or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for Traffix or for a substantial part of Traffix’s property, or (ii) make an assignment for the benefit of creditors; or (iii) be the subject of any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law.

h.
“Permitted Business Activities” shall mean the internet-based direct marketing activities of Traffix, using the Masters, now or hereafter carried on by EZ LP or Traffix at any time during the term of the License.

5.
Restriction on use of the Masters: For greater certainty and notwithstanding any other provision of the M&S Agreement and the present Agreement, the License shall not, at any time, permit the licensee to carry on, directly or indirectly, in any manner whatever, a Prohibited Business Activity.

6.
Assignability: The parties hereto acknowledge and agree that the License of Masters is for the exclusive benefit of Traffix and is not assignable to third parties except in connection with a Traffix Sale Event (as such term is defined in the CIK Interest Purchase Agreement). Notwithstanding the foregoing, Madacy hereby agrees that the License shall be assignable by Traffix to a third party, other than a Prohibited Transferee, in the context of an EZ-Tracks Sale (as such term is defined in the CIK Interest Purchase Agreement) subject to the following terms and conditions:

a.	In the event that the EZ-Tracks Sale occurs prior to January 1, 2014, the five (5) one-year renewal options set out in Section 3 above shall be cancelled;
b.
In the event that the EZ-Tracks Sale occurs after December 31, 2013 and before January 1, 2019, the five (5) one-year renewal options set out in Section 8 below shall be reduced to permit such renewals as are required to permit the transferee to have the benefit of the License for a term of three (3) years commencing on the date of the assignment and terminating on the third anniversary of such date;

c.
In the event of any EZ-Tracks Sale to a Restricted Transferee, the assignee of the License shall be entitled to use the Masters for the exclusive purpose of carrying on any Permitted Business Activity carried on by Traffix on or prior to the date of the assignment. For greater certainty, a Restricted Transferee shall not be entitled to use the Masters for any Grey Business Activity.

d.
In the event of any EZ-Tracks Sale to a third party (other than a Prohibited Transferee or Restricted Transferee), should such third party use the Masters for any Grey Business Activity, the transferee shall pay a royalty to Madacy for such use as follows:

i.	From the date of the assignment of the License to the third anniversary of such assignment, such use of the Masters shall be royalty free; and
ii.
From the third anniversary to the end of the term, the assignee shall pay a royalty to Madacy equal to ten percent (10%) of its net sales (gross sales less bad debts) resulting from all Grey Business Activity uses of the Masters.

For greater certainty, all Permitted Business Activity uses of the Masters shall continue to be royalty free for the remaining term of the License.

e.
Notwithstanding any other provision of this Agreement, if at the time of any assignment of the License by Traffix to a third party, such third party is licensing the Masters from Madacy, the License shall be deemed to expressly prohibit the use of the Masters in the business for which the third party has licensed such Masters from Madacy (e.g. Traffix shall not be entitled, by way of assignment or otherwise, to supersede or interfere with any existing licensing relationship between Madacy and a third party licensee).

f.
In the event that Traffix shall, at any time, be the subject of any Traffix Bankruptcy Event, Traffix shall have no further rights of assignment of the License or of the benefits of the M&S Agreement and the five (5) one-year renewal options set out in Section 3 above shall be cancelled.

g.
In the event that Madacy shall be, at any time, the subject of a merger, acquisition or other corporate restructuring, the terms of the present Agreement shall continue to apply mutatis mutandis and bind any successor or assign of Madacy and the transfer of the rights and obligations of Madacy hereunder pursuant to such event shall not be considered to be a breach of the present Agreement.

7.
San Juan Music: Section 1.01(i) of the M&S Agreement incorporates into the License a sublicense from Madacy of the rights which Madacy has obtained to use the SJ Masters; the whole in consideration of a reimbursement by EZ LP of the internet license fee payable by Madacy to SJMG. The license and sublicense includes the exclusive right of use by Madacy of a limited number of the SJ Masters for the purpose of sublicensing to internet retailers. Concurrently with the present Agreement, CIK and Madacy have obtained a modification of the terms of the license of SJ Masters to provide for a modification of the term of such license to mirror the Fixed 10-Year Term. In addition, such modification provides that for the duration of the initial 10-year term of the sublicense, no further royalties are payable to SJMG and that during each of the five (5) renewal option years, a royalty equal to ten percent (10%) of the royalty payable to Madacy shall be payable for a continuation of the sublicense. Accordingly, the parties hereto agree that Section 1.01(i) of the M&S Agreement is hereby amended to provide:

a.	that the license and sublicense of the SJ Masters shall be free of royalty for the Fixed 10-Year Term;
b.	The license and sublicense of the SJ Masters shall include all new recordings which SJMC acquires or records.
c.
that, in the event that Traffix elects to exercise any of its renewal options, as set forth below, Traffix shall pay to Madacy, in addition to the annual royalty set forth in Section 8 below (i.e. $500,000 or $350,000, as the case may be), an additional royalty for SJMC equal to five percent (5%) of the Madacy royalty (i.e. $25,000 or $17,500, as the case may be, and Madacy shall be responsible for the payment of the balance of any royalty payable to SJMC).

d.
Traffix hereby agrees that it shall prepare, for information purposes only, a quarterly report to Madacy of all downloads, uses or other disseminations of the Masters, with a separate report regarding uses of the SJ Masters.

8.
Mobile Rights: The extension of the License to include ringtones, ringbacks and other telephone uses is set out in the Modification (hereafter such extension is referred to as the “Ringtone License Extension”). The terms of the Modification are incorporated herein subject to the following changes:

a.	All references to “EZ” are hereby replaced with “Traffix”.
b.	The last sentence of Section 1 and all of Section 5 of the Modification is hereby deleted;
c.	Section 3 of the Modification is hereby deleted and replaced with the following:

“Traffix will pay Madacy a royalty equal to the greater of (i) 10% of the sales proceeds on any mobile use of the License (where the ringtone or group of ringtones, etc. are the subject of a sale, as opposed to where the ringtone is obtained pursuant to a subscription or premium) and (ii) $0.10 for each ringtone which is downloaded, delivered or otherwise conveyed by Traffix (by direct sale, premium, subscription or otherwise). In addition, Traffix will be responsible for all third-party music publishing costs/performance rights relating to the distribution of the song. The term “sales proceeds” does not refer to the sales proceeds paid on a Traffix Sale Event or EZ-Tracks Sale.

9.	General Provisions:

a.
Traffix shall continue to be responsible for all third party royalty and publishing payments owing with respect to the use of the music such as artist royalties, mechanical royalties, copyright payments for streaming, digital downloading, mobile, synchronization, performance or otherwise. Provided that Madacy arranges for Traffix to be entitled to be responsible for royalty reporting and payment Section 1.01(h) of the M&S Agreement is hereby modified to provide that Traffix shall be directly responsible for all royalty reporting and payment with respect thereto. Madacy agrees to assist Traffix in the engaging of a Royaltyshare for the purpose of administering such payment obligations. Traffix agrees to hold Madacy harmless from any claims for unpaid royalties resulting from Traffix’s use of the Masters on or after January 1, 2007. In accordance with the foregoing, the last sentence of the first paragraph and the entire second paragraph of Section 1.01(h) and the entirety of Section 1.01(d) of the M&S Agreement are hereby deleted and Section 1.01(c) of the M&S Agreement is hereby deleted and replaced with the following:

“The License shall be subject to Traffix having obtained the appropriate music publishing licenses (“Mechanicals”) to permit the use of the Masters for downloading, streaming, mobile use and such other uses as Traffix makes of the Masters under the License.”

Notwithstanding the generality of the foregoing, the parties hereto acknowledge that the requesting, negotiating and obtaining of Mechanicals is a cumbersome and time consuming task. Moreover, the parties hereto acknowledge that obtaining publishing rights for mobile applications requires significant time and effort as the granting of such rights are at the complete discretion of the music publisher. As a consequence of the foregoing, Madacy hereby agrees that it shall assist Traffix in the music publishing process by either (i) obtaining the licenses directly from the music publishers and administering the royalty reporting process, (ii) obtaining the licenses on behalf of Traffix or (iii) any combination thereof (the “Music Publishing Services”). For the purposes hereof, the following shall apply:

i.
If Madacy is administering the music publishing for the account of Traffix, Traffix shall provide Madacy with details of all publishing owing within ten (10) days of each month-end and remit all such amounts owing forthwith to Madacy (the failure to so comply shall constitute a material breach of the M&S Agreement);

ii.
Madacy shall be entitled to reimbursement of all direct costs incurred administering the music publishing for the account of Traffix including, but not limited to, Traffix’s pro rata share of the cost of any employees of Madacy providing such licensing and administration services (it being acknowledged that Madacy shall hire an employee for the exclusive purpose of undertaking mobile licensing for Traffix), fees from Royaltyshare or any replacement third party royalty administration company and such other direct costs as Madacy reasonably incurs in providing such service (such costs to be comparable to the direct costs Madacy incurs on its own behalf in the music publishing licensing and reporting functions);

iii.
If, after December 31, 2009, the parties determine, acting reasonably, that the licensing process is sufficiently routine so as to permit Traffix to assume its direct responsibilities for the continuing obtaining, administration and compliance with publishing licenses, Traffix will assume such responsibilities.

b.
Traffix shall be entitled to use the Masters in the exploitation of its websites but shall not, under any circumstances, be entitled to sub-license the Masters to any third party (other than Madacy and affiliates of Madacy). For greater certainty, all uses by Traffix of the Masters shall be through digital download dissemination from the websites of Traffix and shall not be through a dissemination or download of the Masters on the websites of any other party.

c.
For greater certainty, Traffix shall not use the Masters for any purpose which is competitive with the brick and mortar business or internet bulk licensing for a fee (i.e. ITunes) business conducted by Madacy although Traffix shall be entitled to allow downloading by an end-user (i.e., consumer) of Songs from its websites for a fee as provided in the M&S Agreement .

d.	All references in the M&S Agreement to “Partnership” or “the “Partnership” are hereby replaced with “Traffix”.
e.
The parties hereto acknowledge that the territory of the License is the World subject to any restrictions on use which may be applicable to any of the Masters (including the San Juan masters) (e.g. the licensors of the Masters cannot give Traffix any greater rights to the Masters than they have). Traffix hereby acknowledges that Madacy and SJMG may not have complete or unrestricted rights of exploitation of every master recording and, in particular, may have significant restrictions on use of certain parts of their respective master recording catalogues outside North America. Madacy hereby agrees to notify Traffix, in writing, of any territorial restrictions (present and future) on use of the Masters.

f.	Section 1.02 of the M&S Agreement is hereby modified by deleting the last 2 sentences of the first paragraph and replacing them with the following:

The parties hereto acknowledge and agree that Madacy shall incur, from time-to-time, certain direct out-of-pocket expenses directly relating to the assisting of Traffix in the exploitation of its business and hereby agrees to reimburse Madacy for such costs upon request. For greater certainty, at the time of entering into of the present Memorandum of Agreement, Traffix is presently reimbursing Madacy for approximately $25,000 per annum in salaries for personnel dedicated to the exploitation of Traffix’s websites and Madacy shall continue to provide such services to Traffix in consideration of the reimbursement of Madacy’s direct out-of-pocket costs.

g.	Section 1.04 of the M&S Agreement is hereby deleted.
h.	The first paragraph of Section 1.05 of the M&S Agreement is hereby deleted and replaced with the following:

“During the Term and subject to the terms and conditions of this Agreement, Madacy shall not enter, directly or indirectly, into another relationship or business enterprise which is materially similar to and directly competitive with the relationship set out herein and/or the Business. For greater certainty, Madacy hereby agrees that it shall not make its Masters available in bulk in any transaction or relationship for zero or nominal cash consideration.”

For greater certainty, notwithstanding the non-exclusive nature of the License, Madacy has agreed, and continues to agree, that it shall not make its Masters available in bulk in any transaction or relationship for zero or nominal cash consideration. For further clarity, nothing contained in the present Agreement or otherwise (other than the Madacy Non-Competitive Relationship Restrictions) restricts or shall restrict, in any way:

(i)	Madacy’s exploitation of its own Masters in its present and future brick-and-mortar, digital, mobile and licensing businesses; and
(ii)	Madacy’s ability to license or sub-license its Masters to third parties for a fee or other form of consideration.
i.	The third paragraph of Section 1.05 of the M&S Agreement is hereby amended to be only applicable to Madacy by replacing “neither Contractor may” with “Madacy shall not”.
j.	The final paragraph of Section 1.05 of the M&S Agreement (Madacy as exclusive supplier of content to the Partnership) is hereby deleted.
k.	Section 1.06 of the M&S Agreement is hereby deleted and replaced with the following:

“Madacy may use the Program as a premium or give-away (“Premium”) to generate sales for its own (non-3rd party) brick-and-mortar products/services and any revenue generated from the sales of Madacy’s products/services shall belong solely to Madacy.”

l.	Section 2 of the Modification is hereby deleted and replaced with the following:

a.
“Traffix and EZ LP heretofore developed and maintained a dedicated fulfillment website (“Fulfillment Website”) that provides music downloads and ringtone products to fulfill premiums or prepaid products offered by Madacy in connection with its promotion of sales in support of Madacy’s brick-and-mortar business (“Premium/Prepaid Products”). Traffix shall continue to provide Madacy and its subsidiaries with access to such Fulfillment Website for Madacy’s or its subsidiaries’ offering of Premium/Prepaid Products, and if requested by Madacy or its subsidiaries to develop modifications to such Fulfillment Website or additional Fulfillment Websites for the offering of Premium/Prepaid Products (such modifications and additions collectively referred to as “Fulfillment Website Additions and Modifications”), Traffix will use its reasonable commercial efforts to develop such additional or modified Fulfillment Websites, consistent with Traffix’s past practices in relation to the frequency and complexity of Madacy’s requests to EZ LP and Traffix for site development work and modifications and the resources that Traffix was required to devote or obtain in order to provide such site development work and maintain such Fulfillment Websites, and Madacy or its subsidiaries, as the case may be, shall be responsible to reimburse Traffix for direct labor and any other direct costs incurred in providing the development and maintenance of such Fulfillment Websites. For greater certainty, Madacy shall be responsible for the foregoing direct costs related to the development and maintenance of Fulfillment Websites but shall not be charged any service charges or fees relating to the use of the developed sites.

In the event of any dispute or issue between Traffix or Madacy with regard to this Section 2(a) or the Service Fee payable for Fulfillment Websites, the sole remedy of Traffix or Madacy, as the case may be, for a default (subject to the notice and cure provisions provided for in Section 5.02 of the M&S Agreement) in performance of their respective obligations with respect to the Fulfillment Websites or the Fulfillment Website Additions and Modifications shall be to seek recovery of actual damages resulting from such default and in no event shall Madacy be entitled to terminate the M&S Agreement or the License under the M&S Agreement as amended by this Agreement as a result of any such default by Traffix, provided, however, that if Traffix fails to provide Madacy with substantially the same access that Madacy enjoys as of this date to the existing Fulfillment Websites and the features of the existing Fulfillment Websites (other than for reasons beyond Traffix’s control such as but not limited to interference from third parties with the operations of the internet or interruptions in the operation of the Fulfillment Websites by viruses or equipment failures), then Madacy shall be entitled to terminate the Ringtone License Extension granted under the Modification as amended by this Agreement subject to the notice and cure provisions of Section 5.02 of the M&S Agreement. In addition to the foregoing, in the event that Traffix ceases, at any time, to provide Madacy with substantially the same access that Madacy enjoys as of this date to the existing Fulfillment Websites and the features of the existing Fulfillment Websites, Traffix shall, in partial mitigation of its damages to Madacy hereunder, assist Madacy in finding a replacement company to provide such services.

b.
Traffix also understands that Madacy wishes to develop e-commerce sites that would permit the purchase of music downloads and ringtones in support of Madacy’s brick-and-mortar business with retailers (any such site referred to as an “E-Commerce Website”). Madacy hereby acknowledges that the creation of a E-Commerce Website is a complex undertaking, that would require, among other things, the establishment by Madacy of its own merchant accounts and short codes and that Traffix does not have experience in the development of e-commerce websites. Traffix agrees to review requests submitted to it by Madacy for the development of E-Commerce Websites and Traffix shall promptly respond to Madacy and advise Madacy whether Traffix is able to assist Madacy in the development of an E-Commerce Website and if Traffix agrees that it can undertake such a project Traffix will use reasonable commercial efforts consistent with Traffix’s past practices in relation to the frequency and complexity of Madacy’s requests to EZ LP and Traffix for site development work and site modifications and the resources that Traffix was required to devote or obtain in order to provide such site development work and maintain the Fulfillment Websites. If Traffix is able to develop E-Commerce Websites in accordance with Madacy’s requests, Madacy and its subsidiaries shall have access to such E-Commerce Websites in consideration of payment to Traffix of the Service Fee (as defined below). Notwithstanding the foregoing, Traffix shall not, under any circumstances, be responsible for any music publishing costs related to such activities involving the Fulfillment Websites and the E-Commerce Websites.

“In no event shall a default by Traffix or Madacy under the M&S Agreement as amended by this Agreement be deemed to have occurred with respect to any dispute or issue that arises with respect to the provisions of this Section 2(b) or the Service Fee payable for E-Commerce Websites, including, but not limited to, Traffix advising Madacy that it is unable to develop an E-Commerce Website in response to a Madacy request for such development, or any default or alleged default by Traffix in the development or maintenance of any E-Commerce Website, or any dispute regarding payments due from Madacy to Traffix in connection with the development of E-Commerce Websites. If Traffix agrees to develop an E-Commerce Website for Madacy, and a dispute arises between Traffix and Madacy with respect to such E-Commerce Website, then the sole remedy for a default by either with respect to performance of any of their respective obligations with respect to development or operation of such E-Commerce Website shall be to seek recovery of actual damages resulting from such default.”

m.	Section 4 of the Modification is hereby deleted and replaced with the following:

“The following fees (“Service Fee”) shall be paid by Madacy in consideration for Traffix’s development and provision of Fulfillment Websites and E-Commerce Websites:

1. The Service Fee for Traffix’s development and provision of Fulfillment Websites shall equal Traffix’s direct labor and any other direct costs relating to any necessary website development work and provision of necessary services and equipment involved in providing the development and maintenance of such Fulfillment Website.

2. The Service Fee payable by Madacy for Traffix’s development and provision of E-Commerce Websites shall equal the greater of:

(i) One hundred percent (100%) of Traffix’s direct labor and any other direct costs relating to any necessary website development work and provision of necessary services and equipment involved in providing the development and maintenance of such E-Commerce Website plus five percent (5%) of Madacy’s gross profit from the sale or license of the ringtone or download products offered on the E-Commerce Website; and

(ii) Ten percent (10%) of Madacy’s gross profit from the sale or license of the ringtone or download products offered on the E-Commerce Website.”

n.
For the purposes hereof, “gross profit” shall mean the gross revenue less returns, rebates, discounts, advertising allowances, and reasonable reserves relating to such gross revenues and music publishing costs/performance rights.”

o.
Sections 2.01 and 2.01 of the M&S Agreement are hereby deleted. Traffix’s reporting obligation under its License shall be limited to the periodic reporting of usage of the Masters, the whole are more fully described in Section 7(d) above. Moreover, the audit provisions of Section 2.03 of the M&S Agreement are hereby restricted to apply only to Traffix’s records regarding use of the Masters and payment of the Publishing and Royalties.

10.
New Recordings: Madacy will make available, as part of the continuing License, all new recordings which it is entitled to make available (ie. any owned recordings and any recordings which are sub-licensable) subject to Traffix being responsible for any third party payments relating to the use of such Masters. Madacy agrees to continuously deliver all new recordings to Traffix on an orderly and timely basis and, in no event, less frequently than once per month. Notwithstanding the generality of the foregoing, in the event that Madacy is ever the subject of a merger or acquisition or other reorganization with another entity, Madacy shall continue to make available all new recordings which it is entitled to make available and which are obtained as part of the continuing carrying on of Madacy’s business. Such continuing obligation shall not, however, extend to any recordings owned or controlled by the other entity or its affiliates at the time of the merger or acquisition or other reorganization or which are acquired subsequently by the other entity or its affiliates in the carrying on of its business. Notwithstanding the generality of the foregoing, in the event that such merger, acquisition or other reorganization occurs prior to December 31, 2008, and, following such merger, acquisition or other reorganization, Madacy ceases to conduct business as a separate business entity, the entity other than Madacy that survives the merger, acquisition or other reorganization shall continue until at least December 31, 2008 to provide Traffix with new recordings of music at levels consistent with the past practices of Madacy.

11.
Representations: Madacy on its behalf and Traffix on its behalf, and on behalf of Traffix Music, Inc., hereby repeat their respective representations, warranties and covenants in Articles 7 and 8 of the M&S Agreement with respect to the present Memorandum of Agreement except that:

a.	Section 7(a) is hereby deleted in its entirety and replaced with the following:

“Madacy is a limited partnership, validly existing and in good standing under the laws of the province of Quebec and has all requisite power and authority to operate its business as and where presently being conducted.”

b.	The reference in Section 7(b) to “corporate power” is replaced with the word “power”.
c.
the reference in Section 7(c) to “the Certificate of Incorporation or Bylaws of Madacy” are hereby replaced with “the limited partnership agreement of Madacy and the terms of the documents governing the Madacy Entertainment Income Trust (the “Trust”)”; and

d.	Section 7(e) is hereby deleted in its entirety and replaced with the following:

“No consent, approval or authorization of, or registration or filing with, any Person (including but not limited to any lender of Madacy’s) or governmental authority or agency is required in connection with the execution, delivery and performance of this Agreement by Madacy, including, without limitation, the licensing of the rights to the Madacy Songs and Masters to Traffix and authorization of their use by Traffix or its subsidiaries as provided in this Agreement; the consent of the Trustees of the Trust to the execution and delivery of this Agreement by Madacy has been obtained and has not been modified or rescinded.”

12.	Indemnification: Section 10.02 is hereby deleted and replaced with the following:

Indemnification by Madacy. Madacy shall indemnify and hold Traffix harmless from any loss, damage, expense, Costs, cause of action, demand, penalty, fine or claim, including the cost of any litigation or administrative proceeding and counsel fees, arising out of any breach by Madacy of any representations or warranties contained herein. Notwithstanding the generality of the foregoing, the parties hereto acknowledge and agree that Traffix’s recourse for damages resulting from a termination of the Agreement shall be against CIK in accordance with the terms of the CIK Interest Purchase Agreement .

13.	The reference in Article 9 of the M&S Agreement to “Madacy Entertainment Group, Limited is hereby replaced with “Madacy Entertainment LP” and notices to the Partnership are hereby deleted.

14.
All provisions and terms of the M&S Agreement, as amended by the Modification, shall remain in full force and effect save and except for such changes and modifications set out in the present Agreement.

The parties acknowledge that they have required that this Agreement and all related documents be prepared in English.

Les parties reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en anglais.

AGREED TO THIS 13th  DAY OF MARCH, 2007.

	Traffix, Inc.		EZ Tracks, LP

By: Traffix SP-EZ ULC, its general partner

Per:	/s/ Jeffrey Schwartz	Per:	/s/ Jeffrey Schwartz
	Jeffrey Schwartz		Jeffrey Schwartz
CEO

Madacy Entertainment LP By: Madacy Holding Inc., its general partner

Per:	/s/ Hillel Frankel
Hillel Frankel President

The following party intervenes in the present Memorandum of Agreement for the purpose of taking cognizance of its terms.

CIK Holdings Inc.
Per:	/s/ Hillel Frankel
Hillel Frankel
President